Exhibit 99.1

July 31, 2019

Prudential Financial, Inc. Announces

Second Quarter 2019 Results

●

Net income attributable to Prudential Financial of $708 million or $1.71 per Common share versus $197 million or $0.46 per share for the year-ago quarter. The current quarter included a net after-tax charge from our annual reviews and update of assumptions and other refinements of $32 million or $0.08 per Common share versus $1.5 billion or $3.40 per share in the year-ago quarter.

●

After-tax adjusted operating income of $1.307 billion or $3.14 per Common share versus $1.298 billion or $3.01 per share for the year-ago quarter. The current quarter included a net after-tax charge from our annual reviews and update of assumptions and other refinements of $39 million or $0.09 per Common share versus $126 million or $0.29 per share in the year-ago quarter.

●	Book value per share of $150.04 versus $113.59 per share for the year-ago quarter; adjusted book value per share of $97.15 versus $92.60 for the year-ago quarter.

●	Capital returned to shareholders of $911 million in the quarter versus $757 million for the year-ago quarter, including dividends of $1.00 per share, representing a 4% yield on adjusted book value.

●	Parent company highly liquid assets of $4.9 billion versus $4.7 billion for the year-ago quarter.

●	Assets under management of $1.497 trillion versus $1.388 trillion for the year-ago quarter.

  Charles Lowrey, Chairman and CEO, commented on results:

“During the second quarter, we generated an adjusted return on equity within our 12-14% target and continued to accelerate our strategy, while delivering on our purpose as a company to provide better financial outcomes to more people. Although the recent decline in interest rates and our revised mortality assumptions may trim near-term earnings momentum, we remain confident in our planned initiatives for growth as we execute on the priorities that we outlined during our Investor Day.”

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported second quarter results. Net income attributable to Prudential Financial, Inc. was $708 million ($1.71 per Common share) for the second quarter of 2019, compared to $197 million ($0.46 per Common share) for the second quarter of 2018. After-tax adjusted operating income was $1.307 billion ($3.14 per Common share) for the second quarter of 2019, compared to $1.298 billion ($3.01 per Common share) for the second quarter of 2018.

Consolidated adjusted operating income, adjusted book value, and adjusted operating return on equity are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.

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Prudential Financial, Inc. Second Quarter 2019 Earnings Release	Page 2

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include PGIM, U.S. Financial Wellness including U.S. Workplace Solutions and U.S. Individual Solutions Divisions, International Insurance, and Corporate & Other Operations. In the following segment-level discussion, adjusted operating income refers to pre-tax results.

PGIM

PGIM, the Company’s global investment management business, reported adjusted operating income of $264 million in the current quarter, compared to $254 million in the year-ago quarter. The increase from the year-ago quarter reflects higher asset management fees, from an increase in average assets under management, and higher other related revenues, mostly offset by higher expenses.

PGIM assets under management of $1.260 trillion were up 9% from the year-ago quarter, reflecting market appreciation and fixed income inflows partially offset by equity outflows. Third-party net outflows in the current quarter of $4.9 billion included a single institutional fixed income client withdrawal of $5 billion.

U.S. Financial Wellness

U.S. Workplace Solutions, consisting of the Retirement and Group Insurance segments, reported adjusted operating income of $548 million for the second quarter of 2019, compared to $359 million in the year-ago quarter.

Retirement Segment:

●

Reported adjusted operating income of $467 million in the current quarter, compared to $277 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual reviews and update of assumptions and other refinements of $222 million. Excluding this item, current quarter results primarily reflect less favorable underwriting experience, partially offset by higher net investment spread results.

●

Account values of $478 billion, a record high, were up 11% from the year-ago quarter. Net flows in the current quarter totaled $14.7 billion with $10.9 billion from Institutional Investment products, primarily from pension risk transfer transactions, and $3.8 billion from Full Service.

Group Insurance Segment:

●

Reported adjusted operating income of $81 million in the current quarter, compared to $82 million in the year-ago quarter. This decrease includes a less favorable comparative impact from our annual reviews and update of assumptions and other refinements of $22 million. Excluding this item, current quarter results primarily reflect higher net investment spread results and lower expenses.

●	Reported earned premiums, policy charges, and fees of $1.3 billion in the current quarter, increased 2% from the year-ago quarter.

U.S. Individual Solutions, consisting of the Individual Annuities and Individual Life segments, reported adjusted operating income of $327 million in the second quarter of 2019, compared to $550 million in the year-ago quarter.

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Prudential Financial, Inc. Second Quarter 2019 Earnings Release	Page 3

Individual Annuities Segment:

●

Reported adjusted operating income of $462 million in the current quarter, compared to $507 million in the year-ago quarter. This decrease includes a net unfavorable comparative impact from our annual reviews and update of assumptions and other refinements of $22 million. Excluding this item, current quarter results primarily reflect lower net asset-based fee income and higher expenses, partially offset by a higher contribution from net investment spread results.

●

Account values of $165 billion were up 1% from the year-ago quarter, reflecting market appreciation over the year, partially offset by net outflows. Gross sales of $2.7 billion in the current quarter were up 29% from the year-ago quarter, reflecting our product diversification strategy including sales momentum of our fixed indexed annuity product.

Individual Life Segment:

●

Reported an adjusted operating loss of $135 million in the current quarter, compared to operating income of $43 million in the year-ago quarter. This decrease includes a more unfavorable comparative impact from our annual reviews and update of assumptions and other refinements of $153 million. Excluding this item, current quarter results primarily reflect less favorable underwriting experience, and higher expenses, partially offset by a higher contribution from net investment spread results.

●	Sales of $181 million in the current quarter were up 27% from the year-ago quarter, reflecting higher universal and variable life sales.

International Insurance

International Insurance, consisting of Life Planner Operations and Gibraltar Life & Other Operations, reported adjusted operating income of $849 million in the second quarter of 2019, compared to $784 million in the year-ago quarter.

Life Planner Operations:

●

Reported adjusted operating income of $438 million in the current quarter, compared to $376 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual reviews and update of assumptions and other refinements of $50 million. Excluding this item, current quarter results primarily reflect favorable underwriting experience and business growth, mostly offset by higher expenses.

●	Constant dollar basis sales of $309 million in the current quarter were up 5% from the year-ago quarter, driven by our Brazil operations.

Gibraltar Life & Other Operations:

●

Reported adjusted operating income of $411 million in the current quarter, compared to $408 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual reviews and update of assumptions and other refinements of $39 million. Excluding this item, current quarter results primarily reflect higher expenses and less favorable underwriting experience, net of business growth.

●

Constant dollar basis sales of $297 million in the current quarter were down 26% from the year-ago quarter, primarily reflecting lower U.S. dollar-denominated fixed annuity sales in the Life Consultant channel, competitive pressures in the Bank channel, and lower production in our Independent Agency channel.

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Prudential Financial, Inc. Second Quarter 2019 Earnings Release	Page 4

Corporate & Other Operations

Corporate & Other Operations reported a loss, on an adjusted operating income basis, of $335 million in the second quarter of 2019, compared to a loss of $286 million in the year-ago quarter. The $49 million higher loss from the year-ago quarter reflects higher costs for employee benefit and compensation plans tied to Company stock and equity market performance, higher expenses related to corporate initiatives, and lower income from the qualified pension plan, partially offset by higher net investment income, net of interest expense.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $708 million for the second quarter of 2019, compared to $197 million for the year-ago quarter.

Current quarter net income included:

●

$630 million of pre-tax net realized investment losses and related charges and adjustments, primarily driven by net pre-tax losses of $566 million from products that contain embedded derivatives or guarantees and associated hedging activities. This pre-tax loss also includes $14 million of credit loss impairments

●	$208 million of pre-tax losses related to market experience updates

Net income for the year-ago quarter included:

●	$277 million of pre-tax net realized investment gains and related charges and adjustments, including $30 million of credit loss impairments

●	$1.6 billion of pre-tax losses from divested businesses

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES(1)

Certain of the statements included in this release, including those regarding prospective earnings, earnings per share growth and return on equity, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding prospective earnings, earnings per share growth and return on equity are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.

Consolidated adjusted operating income, adjusted book value and adjusted operating return on equity are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. Adjusted return on equity is a useful measure of the operating return the Company achieves in relation to the capital available to our businesses. However, these non-GAAP measures are not substitutes for income, equity and return on equity determined in accordance with GAAP, and the

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Prudential Financial, Inc. Second Quarter 2019 Earnings Release	Page 5

adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, August 1, 2019, at 11:00 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations website for replay through August 15. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others may join the conference call in listen-only mode by dialing one of the above numbers. To listen to a replay of the conference call starting at 2:00 p.m. ET on August 1 through August 8, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 458815.

(1)	Description of Non-GAAP Measures:

Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, are excluded from adjusted operating income beginning with the second quarter of 2019, which we believe enhances the understanding of underlying performance trends.

Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate

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Prudential Financial, Inc. Second Quarter 2019 Earnings Release	Page 6

component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating return on equity is equal to the annualized year-to-date after-tax adjusted operating income divided by the average adjusted book value. Return on equity based on GAAP balances is calculated using after-tax net income and equity.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of June 30, 2019, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Adjusted operating income (loss) before income taxes (1):
PGIM Division	$264	$254	$478	$486
U.S. Workplace Solutions Division	548	359	852	731
U.S. Individual Solutions Division	327	550	904	1,105
International Insurance Division	849	784	1,771	1,640
Corporate and Other Operations	(335)	(286)	(747)	(580)

Total adjusted operating income before income taxes	$1,653	$1,661	$3,258	$3,382

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(630)	$277	$(1,268)	$341
Market experience updates	(208)	—	(208)	—
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	287	(193)	741	(596)
Change in experience-rated contractholder liabilities due to asset value changes	(313)	85	(716)	503
Divested and Run-off Businesses:
Closed Block Division	(21)	(31)	(40)	(40)
Other Divested and Run-off Businesses	112	(1,526)	286	(1,598)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(4)	(23)	(37)	(49)

Total reconciling items, before income taxes	(777)	(1,411)	(1,242)	(1,439)

Income before income taxes and equity in earnings of operating joint ventures	$876	$250	$2,016	$1,943

Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$708	$197	$1,640	$1,560
Income attributable to noncontrolling interests	30	3	35	4

Net income	738	200	1,675	1,564

Less: Earnings attributable to noncontrolling interests	30	3	35	4

Income attributable to Prudential Financial, Inc.	708	197	1,640	1,560

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(6)	15	18	37

Income (after-tax) before equity in earnings of operating joint ventures	714	182	1,622	1,523

Less: Total reconciling items, before income taxes	(777)	(1,411)	(1,242)	(1,439)
Less: Income taxes, not applicable to adjusted operating income	(184)	(295)	(298)	(324)

Total reconciling items, after income taxes	(593)	(1,116)	(944)	(1,115)

After-tax adjusted operating income (1)	1,307	1,298	2,566	2,638

Income taxes, applicable to adjusted operating income	346	363	692	744

Adjusted operating income before income taxes (1)	$1,653	$1,661	$3,258	$3,382

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Earnings per share of common stock (diluted):

Net income attributable to Prudential Financial, Inc.	$1.71	$0.46	$3.93	$3.62
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.52)	0.65	(3.05)	0.79
Market experience updates	(0.50)	—	(0.50)	—
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	0.69	(0.45)	1.78	(1.39)
Change in experience-rated contractholder liabilities due to asset value changes	(0.76)	0.20	(1.72)	1.17
Divested and Run-off Businesses:
Closed Block Division	(0.05)	(0.07)	(0.10)	(0.09)
Other Divested and Run-off Businesses	0.27	(3.57)	0.69	(3.72)
Difference in earnings allocated to participating unvested share-based payment awards	0.02	0.02	0.02	0.03

Total reconciling items, before income taxes	(1.85)	(3.22)	(2.88)	(3.21)
Less: Income taxes, not applicable to adjusted operating income	(0.42)	(0.67)	(0.68)	(0.73)

Total reconciling items, after income taxes	(1.43)	(2.55)	(2.20)	(2.48)

After-tax adjusted operating income	$3.14	$3.01	$6.13	$6.10

Weighted average number of outstanding common shares (basic)	405.3	419.5	407.3	420.8

Weighted average number of outstanding common shares (diluted)	413.9	428.0	415.8	429.5

For earnings per share of common stock calculation:

Net income attributable to Prudential Financial, Inc.	$708	$197	$1,640	$1,560
Earnings related to interest, net of tax, on exchangeable surplus notes	6	6	11	11
Less: Earnings allocated to participating unvested share-based payment awards	8	4	18	18

Net income attributable to Prudential Financial, Inc. for earnings per share of common stock calculation	$706	$199	$1,633	$1,553

After-tax adjusted operating income (1)	$1,307	$1,298	$2,566	$2,638
Earnings related to interest, net of tax, on exchangeable surplus notes	6	6	11	11
Less: Earnings allocated to participating unvested share-based payment awards	15	14	28	30

After-tax adjusted operating income for earnings per share of common stock calculation (1)	$1,298	$1,290	$2,549	$2,619

Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period (6)	$61,660	$48,232
Less: Accumulated other comprehensive income (AOCI)	23,982	11,655

GAAP book value excluding AOCI (6)	37,678	36,577
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains/losses	(2,070)	(2,650)

Adjusted book value (6)	39,748	39,227
End of period number of common shares (diluted) (2)	414.3	429.0

GAAP book value per common share - diluted (3)(6)	150.04	113.59
GAAP book value excluding AOCI per share - diluted (3)(6)	92.15	86.43
Adjusted book value per common share - diluted (3)(6)	97.15	92.60

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
PGIM Division:

PGIM Segment:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$534.9	$490.8
Retail customers	264.9	252.0
General account	459.8	413.3

Total PGIM	$1,259.6	$1,156.1

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$14.5	$17.8	$29.6	$37.2

Net additions (withdrawals), other than money market	$(6.0)	$5.5	$(5.0)	$5.3

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$13.0	$13.4	$27.1	$28.0

Net additions, other than money market	$1.1	$1.8	$1.5	$2.8

U.S. Workplace Solutions Division:

Retirement Segment:

Full Service:

Deposits and sales	$11,047	$7,712	$20,614	$17,634

Net additions	$3,788	$1,242	$4,250	$3,010

Total account value at end of period	$262,133	$240,922

Institutional Investment Products:

Gross additions	$15,044	$5,461	$17,291	$6,149

Net additions (withdrawals)	$10,883	$1,610	$9,481	$(2,591)

Total account value at end of period	$215,978	$191,722

Group Insurance Segment:
Group Insurance Annualized New Business Premiums (4):
Group life	$17	$46	$191	$289
Group disability	16	14	135	154

Total	$33	$60	$326	$443

U.S. Individual Solutions Division:

Individual Annuities Segment:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,675	$2,067	$4,982	$3,791

Sales, net of full surrenders and death benefits	$278	$(301)	$645	$(814)

Total account value at end of period	$165,313	$163,645

Individual Life Segment:

Individual Life Insurance Annualized New Business Premiums (4):
Term life	$53	$54	$104	$103
Guaranteed universal life	24	24	45	45
Other universal life	48	29	78	55
Variable life	56	35	117	64

Total	$181	$142	$344	$267

International Insurance Division:
International Insurance Segment:

International Insurance Annualized New Business Premiums (4)(5):
Actual exchange rate basis	$495	$695	$1,222	$1,453

Constant exchange rate basis	$606	$696	$1,340	$1,448

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended June 30
	2019	2018
Assets and Asset Under Management Information:

Total assets (6)	$873.8	$819.9

Assets under management (at fair market value):
PGIM Division	1,259.6	1,156.1
U.S. Workplace Solutions Division	90.9	87.6
U.S. Individual Solutions Division	115.4	115.7
International Insurance Division	31.5	28.8

Total assets under management	1,497.4	1,388.2
Client assets under administration	273.0	228.7

Total assets under management and administration	$1,770.4	$1,616.9

See footnotes on last page.

(1)

Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)

Diluted shares as of June 30, 2019 and 2018 include 6.2 million shares and 5.9 million shares, respectively, due to the dilutive impact of conversion of exchangeable surplus notes (“ESNs”) when book value per common share (i.e., book value per common share, book value excluding AOCI per common share, and adjusted book value per common share) is greater than $80.73 and $85.00, respectively.

(3)

The exchangeable surplus notes are subject to customary antidilution adjustments and the exchange rate is accordingly revalued. In order to calculate book value per common share as of June 30, 2019 and 2018, equity is increased by $500 million and diluted shares include 6.2 million shares and 5.9 million shares, respectively, reflecting the dilutive impact of ESNs when book value per common share is greater than $80.73 and $85.00, respectively.

(4)

Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)

Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 105 per U.S. dollar and Korean won 1,110 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.

(6)

In the first quarter of 2018, the Company eliminated the one-month reporting lag for balance sheet and results of operations of Gibraltar Life Insurance Company, Ltd. (“Gibraltar Life”) consolidated operations.